Charles M. Baum, M.D., PH.D. Joins Array BioPharma Board Of Directors

Industry veteran brings additional oncology drug development experience

BOULDER, Colo., April 28, 2014 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today announced that as part of its continued evolution toward late-stage development and commercialization, Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer of Mirati Therapeutics, joined the company's board of directors, effective April 25, 2014.

Dr. Baum has served as the President and Chief Executive Officer of Mirati since 2012. Previously, he was the Senior Vice President for Clinical Research within Pfizer's Worldwide Research & Development division. Dr. Baum had worked at Pfizer from 2003 until he joined Mirati in 2012, taking on roles of increasing responsibility, including Vice President and Head of Oncology Development and Chief Medical Officer for Pfizer's Biotherapeutics and Bioinnovation Center, a Pfizer division comprised of small biotech research units. During his tenure at Pfizer he was responsible for the development of the company's oncology portfolio, including the tyrosine kinase inhibitors Sutent® (sunitinib), Inlyta® (axitinib) and Xalkori® (crizotinib). Prior to joining Pfizer, Dr. Baum was responsible for the Phase I-IV development of several oncology compounds at Schering-Plough, including Temodar® (temozolomide).

Ron Squarer, Chief Executive Officer of Array, noted, "At a time when Array is advancing programs in late-stage clinical development, Chuck has an ideal background to complement the expertise of our board of directors. His track record of building successful development teams and bringing drugs to market in oncology will be invaluable as we focus our efforts in oncology and continue our evolution towards commercialization."

Dr. Baum added, "Array has built an impressive development pipeline of therapeutics that is advancing into late-stage clinical trials and provides the opportunity to significantly benefit patients in areas of unmet need. I'm excited to join the company's board at such an important time in its history, as it advances toward the registration and commercialization of its drugs. I look forward to working with Ron and my fellow board members to make this happen."

Dr. Baum received his M.D. and Ph.D. (Immunology) degrees from the Washington University School of Medicine and did his post-graduate work at Stanford University, where he completed his medical training and conducted research on human bone marrow stem cells with Dr. Irving Weissman. Dr. Baum was granted research support by the National Institutes of Health and the American Cancer Society, published more than 50 peer-reviewed manuscripts, and holds a number of patents and patent applications.

Dr. Baum will be a Class I director on the Board with a term that expires at the Annual Meeting of Array's stockholders in 2016. Array also announced today that Liam Ratcliffe, M.D. resigned from the Board effective April 24, 2014, to devote more time to his other professional activities. Dr. Ratcliffe was instrumental in guiding Array's evolution towards late-stage development and commercialization.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 or pivotal studies are already in progress, or are planned to begin this year. These programs include the wholly-owned hematology drug, filanesib (ARRY-520) for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (MEK162 / Novartis). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of drug candidates, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of April 28, 2014. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Logo - http://photos.prnewswire.com/prnh/20121029/LA02195LOGO